EXHIBIT 99.1

SeraCare Announces Entry into a Three-Year $10 Million Revolving Loan Facility

West Bridgewater, MA, June 11, 2007 – SeraCare Life Sciences, Inc. (“SRLS”) today announced that it has entered into a three-year Credit and Security Agreement, with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as a lender and as the Administrative Agent, pursuant to which a $10 million revolving loan facility was made available to the Company. Obligations under the Credit Agreement are secured by substantially all the assets of the Company, excluding the Company’s real property located at its West Bridgewater facility, which is subject to a separate mortgage. The Revolving Loan Facility, which may be used for working capital and other general corporate purposes, is governed by a borrowing base. As of June 11, 2007, the Company has not borrowed any amounts under the Revolving Loan Facility.

The loan bears interest at a rate per annum equal to 2.75% over LIBOR. Interest is payable monthly. Amounts under the Revolving Loan Facility may be repaid and re-borrowed until June 4, 2010. Mandatory prepayments of the Revolving Loan Facility are required any time the revolving loan outstanding balance exceeds the borrowing base.

The Credit and Security Agreement contains standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and/or terminate the commitments to lend, in addition to the exercise of other legal remedies, including foreclosing on collateral.

Commenting on SeraCare’s entry into the agreement, Susan Vogt, SeraCare’s President and Chief Executive Officer, said, “I’m pleased we have been successful in our efforts to enter into this $10 revolving loan facility with Merrill Lynch Capital. This facility provides us with additional financial flexibility to expand our capabilities and service to customers.”

Cautionary Statement Regarding Forward-Looking Statements

This press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding SeraCare’s belief that the revolving loan facility will provide it with additional financial flexibility to expand its capabilities and service to customers. The forward-looking statement is inherently uncertain, and readers must recognize that actual results may differ materially from SeraCare’s expectations. Factors that may cause actual results to differ materially from those in the forward-looking statement include, but are not limited to, results of litigation, government investigations, the continued availability of financing, actions of SeraCare’s competitors and changes in general economic conditions. Many of these factors are outside of SeraCare’s control. SeraCare does not undertake a duty to update any forward-looking statements contained herein.

Contact:

Gregory A. Gould

Chief Financial Officer

508-580-1900